ASSET PURCHASE AGREEMENT made in Montréal on June 29, 2007,

BETWEEN:

RICHMONT MINES INC., a corporation incorporated under the provisions of the *Companies Act* (*Québec)* and having its head office at 110, avenue Principale, Rouyn-Noranda, Québec J9X 4P2, hereinafter acting through and represented by Mr. Martin Rivard, its President and CEO, duly authorized for the purposes hereof as he so declares,

(hereinafter referred to as the "**Vendor**");

AND:

OSISKO EXPLORATION LTÉE, a corporation incorporated under the provisions of the *Canada Business Corporations Act* and having its head office at 2140, Saint-Mathieu, Montréal, Québec H3H 2J4, hereinafter acting through and represented by Mr. Sean Roosen, its President and CEO, duly authorized for the purposes hereof as he so declares,

(hereinafter referred to as the "**Purchaser**");

PREAMBLE

WHEREAS the Vendor conducts mining activities within the boundaries of the situs of the Mining Rights (as defined below) located in Malartic township, Québec (the "**East Amphi Property**");

WHEREAS the Vendor has decided to cease the operations carried on at the East Amphi Property and to terminate all mining activities thereon;

WHEREAS the Vendor wishes to sell its 100% interest in the claims, mining concessions, drill core, data sets and exploration results relating to the East Amphi Property described in **Schedule A** (collectively, the "**Mining Rights**") as well as the related surface equipment listed in **Schedule B** (the "**Equipment**", and together with the Mining Rights, the "**Property**");

WHEREAS the Purchaser desires to purchase all of the Vendor's right, title and interest in the Property pursuant to the terms and conditions set out herein;

WHEREAS this preamble is an integral part of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. **INTERPRETATION**

1.1. In this Agreement, the following terms shall have the following meanings respectively:

(a) "**$**" shall mean lawful money of Canada unless otherwise specified;

(b) "**Agreement**" shall mean this Agreement, including the Schedules attached or referred to herein or delivered pursuant hereto, and any instrument supplemental or ancillary hereto or any amendment or confirmation hereof; "hereby", "herein", "hereof", "hereto", "hereunder" and similar expressions shall mean and refer to this Agreement and not to any particular Section; a number, or "Schedule" followed by a number, shall mean and refer to the specified Section or Schedule of this Agreement;

(c) "**Allocation**" shall have the meaning ascribed thereto in Section 3.3;

(d) "**Applicable Laws**" shall mean any Canadian federal, provincial or local law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any securities commission or stock exchange, including any judicial or administrative interpretation thereof applicable to any Person or legal entity (including each party to this Agreement) or any of its properties, assets, business or operations;

(e) "**Application Form**" shall have the meaning ascribed thereto in Section 9.2.3(C);

(f) "**Autorité**" shall mean the *Autorité des marchés financiers du Québec*;

(g) "**Business Day**" shall mean any day other than a Saturday, Sunday or other day on which the principal commercial bank offices located in Montréal, Québec, Canada, are not open for business during normal banking hours;

(h) "**Cash Portion for Escrow**" shall have the meaning ascribed thereto in Section 3.1.1;

(i) "**Closing**" shall mean the completion of the sale by the Vendor and the purchase by the Purchaser of the Property as provided herein;

(j) "**Closing Date**" shall mean June 29, 2007, or such other date as may be mutually agreed upon by the Parties;

(k) "**Commercial Production**" shall have the meaning ascribed thereto in Section 7.1;

(l) "**Contaminant**" shall have the meaning ascribed thereto in the *Environment Quality Act* (Québec) and shall also include any Pollutant within the meaning ascribed thereto in the *Environment Quality Act* (Québec);

(m) "**Contracts**" shall mean all written or oral contracts, agreements, applications, commitments, deeds, indentures, instruments and orders that relate to the Property to which the Vendor is a party or by which it is bound;

(n) "**East Amphi Property**" shall have the meaning ascribed thereto in the Preamble;

(o) "**Environment**" shall mean all layers of the atmosphere, the air, the soil (including any land or underground spaces and cavities (whether flooded by water or covered by any construction)) the water (including surface and groundwater wherever located), any sewer system, any combination of one or the other, or living organisms;

(p) "**Environmental and Mining Laws**" shall mean any applicable Canadian federal, provincial, regional, territorial, municipal, county, district or local laws, regulations, directives, policies, orders, bylaws, rules, permits and other lawful requirements, all of which having the force of law, of any Governmental Body or the Civil Code of Québec and all judicial and administrative decisions, orders and decrees that relate in any way to (i) the Environment, (ii) a Contaminant, (iii) the natural forestry resources, (iv) environmental assessments, (v) on-site or off-site contamination, Hazardous Substances in the Environment (including the storage, manufacture, processing, labeling, disposal, treatment, generation, use, transport, handling, remediation or Release of Hazardous Substances), (vi) the environmental conditions on, under or over the East Amphi Property (including soil, sediments, surface water, groundwater and ambient air conditions), or (vii) any Mining Operations on the East Amphi Property;

(q) "**Environmental Liabilities**" shall mean any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including reasonable attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or any nature whatsoever that are asserted by any person or entity, alleging liability (including liability for study, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs natural resources damages, property damages, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, Release or threatened Release into the Environment of any Hazardous Substances existing or arising on, beneath or over the East Amphi Property and/or threatening to emanate or migrate from the East Amphi

Property to off-site properties or (ii) the material violation of any Environmental and Mining Laws;

(r) "**Environmental Permits**" shall mean all permits, licenses, certificates of compliance, consents, approvals, certificates of authorization and registrations with any Governmental Body required in connection with the East Amphi Property or necessary to operate the mine located on the East Amphi Property, all of which Environmental Permits are listed in **Schedule 1.1(r)**;

(s) "**Equipment**" shall have the meaning ascribed thereto in the Preamble;

(t) "**Escrow Agent**" shall mean McCarthy Tétrault LLP;

(u) "**Escrow Agreement**" shall mean the agreement dated as of the Closing Date entered into by and between the Vendor, the Purchaser and the Escrow Agent;

(v) "**Governmental Body**" shall mean any Canadian national, federal, provincial, state, municipal or other local government or body; any subdivision, agent, commission, board, instrumentality or authority of any of the above governments or bodies; any quasi-governmental or private body exercising any administrative, regulatory, expropriation or taxing authority under or for any of the above governments or bodies; or any domestic, judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

(w) "**Hazardous Substances**" shall mean any substance which is or is deemed to be alone or in any combination, hazardous, hazardous waste, hazardous material, toxic or a deleterious substance, under applicable Environmental and Mining Laws;

(x) "**Knowledge of the Vendor**" shall mean actual knowledge of the Vendor after reasonable investigation, including by the individual directors or officers of the Vendor who would reasonably be expected to have knowledge of the matter in question. A director or officer of the Vendor will be deemed to have knowledge of a particular fact or matter if (i) such director or officer is actually aware of such fact or matter, or (ii) a prudent director or officer could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter;

(y) "**Liens**" shall mean all hypothecs, mortgages, encumbrances, pledges, prior claims (other than prior claims for amounts not yet due within the meaning of the Civil Code of Québec), liens, security interests, security granted under the *Bank Act* (Canada), charges, servitudes, easements, reserves, leases, occupation rights, options, encroachments, homologated lines, restrictive covenants, title defects and other rights of any other Person, and all actions, claims or demands of any nature whatsoever however arising;

(z) "**Losses**" shall mean any demands, claims, actions, causes of actions, assessments, losses, damages, liabilities, deficiencies, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses and external consultant fees and expenses relating to any indemnification hereunder;

(aa) "**MDDEP**" shall mean the Ministère du Développement Durable, de l'Environnement et des Parcs;

(bb) "**Mine Closure**" shall have the meaning ascribed thereto in Section 6.2.2;

(cc) "**Mining Act**" shall mean the *Mining Act*, R.S.Q. c. M-13.1;

(dd) "**Mining Lease**" shall mean that certain lease granted by the *Ministre des Ressources naturelles* to the Vendor on March 24, 1999 identified as "*Bail minier superficiaire et souterrain numéro 848*" for a term ending March 23, 2019;

(ee) "**Mining Operations**" shall mean every kind of work done on or which relates to the East Amphi Property or the products therefrom, and includes the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying, achieving commercial production and bringing any mining claims to lease or patent, and doing all other work usually considered to be prospecting, operation, development, exploration, production and mining work but, for greater certainty, excludes the Rehabilitation;

(ff) "**Mining Register**" shall mean the Register of Real and Immovable Mining Rights held by the MRN;

(gg) "**Mining Rights**" shall have the meaning ascribed thereto in the Preamble;

(hh) "**MRN**" shall mean the *Ministère des Ressources Naturelles et de la Faune* of the Province of Québec

(ii) "**NSR Royalty**" shall have the meaning ascribed thereto in Section 7.1;

(jj) "**Osisko Shares**" shall have the meaning ascribed thereto in Section 3.1.4;

(kk) "**Parties**" shall mean, collectively, the parties hereto and their respective successors and permitted assigns or transferees hereunder;

(ll) "**Payment Shares**" shall have the meaning ascribed thereto in Section 3.1.3;

(mm) **"Person"** shall mean any individual, corporation, company, cooperative, partnership, trust, joint venture, unincorporated association, Governmental Body or other similar entity;

(nn) "**Prior Royalties**" shall mean all existing rents and royalties with respect to the Property payable by the Vendor, the whole as set out in **Schedule 1.1(nn)**;

(oo) "**Property**" shall mean, collectively, the Mining Rights and the Equipment;

(pp) "**Property Taxes**" shall mean all real estate and similar taxes with respect to the Property, whether general or special, municipal, inter-municipal, school, local improvement, sewer, water or for any other purposes which, if not paid, would give rise to a prior claim or legal hypothec against the Property;

(qq) **"Purchase Price"** shall have the meaning given thereto in Section 3.1;

(rr) **"Purchaser"** shall mean Osisko Exploration Ltée;

(ss) "**Rehabilitation**" shall mean the rehabilitation work to be performed by the Purchaser as set out in **Schedule 6.2.3** hereof on the East Amphi Property and as more fully described in the Rehabilitation and Restauration Plan and as otherwise required under applicable Environmental and Mining Laws;

(tt) "**Rehabilitation Costs**" shall mean the costs related to the characterization and Rehabilitation to be carried out in accordance with Sections 6.6.2 and 6.6.3;

(uu) "**Rehabilitation and Restauration Plan**" shall mean the "*Plan de restauration de la propriété minière East Amphi*" dated October 2004 and approved by the MNR as of September 23, 2005 pursuant to the Mining Act;

(vv) "**Release**" shall mean, when used as a verb, a release, spill, leak, emit, deposit, discharge, leach, migrate, dump, issue, empty, place, seep exhaust, abandon, bury or dispose into the Environment, and, when used as a noun, shall have a correlative meaning;

(ww) **"Representations"** shall mean the representations and warranties set out in Sections 4 and 5;

(xx) **"Schedules"** shall mean the written schedules attached to and forming part of this Agreement;

(yy) "**Securities Laws**" shall mean the *Securities Act* (Québec) and the *Securities Act* (Ontario) and the published rules, regulations, ruling and orders made and forms prescribed thereunder together with all applicable policy statements, multilateral or national instruments and blanket orders and rulings issued or adopted by the Autorité and the Ontario Securities Commission;

(zz) "**Statutory Hold Period**" shall have the meaning ascribed thereto in Section 4.18;

(aaa) "**Tax Returns**" shall mean all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes which are, or are required to be, filed with or supplied to any Governmental Body;

(bbb) "**Taxes**" shall mean Property Taxes, Transfer Taxes and all other taxes including without limitation income, corporation, capital, value added, sales, withholding, franchise, profits, gross receipts, excise, stamp, business or goods and services taxes (including without limitation Goods and Services Tax and Québec Sales Tax), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature including without limitation interest, penalties and additions that are imposed by any relevant taxing authority;

(ccc) "**Transfer Taxes**" shall mean all transfer, land transfer, mutation, value added, ad-valorem, excise, sales, use, consumption, goods or services, harmonized sales, retail sales, social services, or other similar taxes or duties payable under any Applicable Laws;

(ddd) "**Vendor**" shall mean Richmont Mines Inc.

1.2. Accounting terms not otherwise defined herein have the meanings ascribed thereto under Generally Accepted Accounting Principles. Wherever in this Agreement reference is made to "Generally Accepted Accounting Principles", such reference shall be deemed to be to generally accepted accounting principles as recommended in the Handbook of the Canadian Institute of Chartered Accountants applicable as at the date on which such calculation has been made, is made or required to be made.

1.3. The division of this Agreement into Sections or other divisions, the provision of an index and the insertion of headings are for convenience of reference only and shall not affect its interpretation.

1.4. In this Agreement, (i) words importing the singular number only include the plural and vice versa, (ii) words importing any gender include all genders and (iii) the term "including" means "including without limiting the generality of the foregoing".

1.5. When calculating a period of time within which or following which an act is to be done or a step taken, the reference date shall be excluded.

1.6. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

1.7. Any Article, Section or other division of this Agreement, or any other provision hereof, that is or becomes illegal, invalid or unenforceable in any jurisdiction shall be severed herefrom, shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction.

1.8. The preamble, the Schedules and other documents attached or referred to herein or delivered pursuant hereto form part of this Agreement. The Agreement contains the following Schedules:

List of Schedules	**Subject**
Schedule A	Mining Rights
Schedule B	Equipment
Schedule 1.1(r)	Environmental Permits
Schedule 1.1(nn)	Prior Royalties
Schedule 3.3	Allocation Principles
Schedule 4.6	Disclosures
Schedule 6.2.2	Vendor's Work for Mine Closure
Schedule 6.2.3	Purchaser's Work for Mine Site Rehabilitation
Schedule 7.1	Net Smelter Returns and NSR Royalty

1.9. For the purposes of this Agreement, any contractual, legal or other obligation, agreement or covenant contained herein shall be deemed to be material if such contractual, legal or other obligation, agreement or covenant, if breached, would, either alone or in the aggregate, (i) have an effect that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition or results of operations of the Purchaser, or (ii) result in a cost or expense to the Purchaser of $100,000 or more.

2. <u>PURCHASE AND SALE</u>

2.1. The Purchaser hereby agrees to purchase from the Vendor and the Vendor hereby agrees to sell to the Purchaser all right, title and interest in and to the Property as of the Closing Date with possession and occupancy by the Purchaser as of the Closing Date, free and clear of all Liens except the Prior Royalties and the NSR Royalty, in consideration of payment and delivery of the Purchase Price.

2.2. The Vendor shall transfer the Property to the Purchaser without any legal or conventional warranty whatsoever, on an "as is where is" basis, at the Purchaser's sole risk and peril, subject only to the Representations.

3. **PURCHASE PRICE**

3.1. Subject to the terms and conditions contained herein, the sale and transfer of all right, title and interest in and to the Property by the Vendor to the Purchaser shall be in consideration of the payment and delivery of the following (collectively, the "**Purchase Price**") on the Closing Date to the Vendor or to the Escrow Agent, in trust, pursuant to the terms and conditions of the Escrow Agreement, as the case may be:

3.1.1 payment by the Purchaser of the sum of $2,000,000 (the "**Cash Portion for Escrow**") in immediately available funds to the trust account of the Escrow Agent to be held and dealt with in accordance with the terms of the Escrow Agreement;

3.1.2 payment by the Purchaser of the sum of $450,000 in immediately available funds to the Vendor;

3.1.3 the issuance by the Purchaser of such number of common shares of the Purchaser as are equivalent to a cash value of $5,000,000 calculated based on the average closing price on the TSX Venture Exchange of the Purchaser's common shares for the five (5) trading days immediately prior to the Closing Date (each, a "**Payment Share**" and collectively the "**Payment Shares**") registered in the name of the Vendor; and

3.1.4 the issuance by the Purchaser of 200,000 common shares of the Purchaser (the "**Osisko Shares**") registered in the name of the Vendor.

3.2. The Purchaser shall pay to the Vendor the NSR Royalty pursuant to Sections 7 and 8.

3.3. The allocation (the "**Allocation**") of the Purchase Price among the assets comprising the Property shall be as set forth in **Schedule 3.3**. The Purchaser and the Vendor will each complete all Tax Returns, designations and elections in a manner consistent with the Allocation and otherwise follow the Allocation for all Tax purposes on and subsequent to the Closing and not take any position inconsistent with the Allocation. If such Allocation is disputed by any Tax authority or other Government Body, the party receiving notice of such dispute will promptly notify the other party and the parties will use their best efforts to sustain the final allocation. The Purchaser and the Vendor will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

3.4. The Purchaser will be liable for and will pay, or will cause to be paid, all Transfer Taxes payable under Applicable Laws on or with respect to the sale and purchase of the Assets under this Agreement. Purchaser will prepare and file any affidavits or returns required in connection with the foregoing at its own cost and expense. To the extent that any Transfer Taxes are required to be paid by or are imposed upon the Vendor, the Purchaser will reimburse, or will cause to be reimbursed, to the Vendor such taxes within five Business Days of payment of such taxes by the Vendor. All amounts payable by the Purchaser to the Vendor hereunder do not include Transfer Taxes. For greater certainty, amounts payable by the Purchaser in respect of Transfer Taxes shall not be held in escrow.

3.5. At Closing, the Purchaser will pay to the Vendor and the Vendor will collect from the Purchaser, the goods and services tax and Québec sales tax payable on the Purchase Price as quantified under Section 3.3 pursuant to Part IX of the *Excise Tax Act* (Canada) and Part I of the *Act respecting the Québec Sales Tax*.

3.6. The Vendor and the Purchaser renounce to any rights pursuant to articles 1795 to 1797 of the Civil Code of Québec which may result from the transfer of the Property pursuant to this Agreement.

4. <u>REPRESENTATIONS AND WARRANTIES OF THE VENDOR</u>

The Vendor represents and warrants to the Purchaser that:

4.1. it is duly incorporated, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation, with the full corporate power to own all of its assets and to carry on its business as presently carried on, and has made all necessary filings under all Applicable Laws to which it is subject;

4.2. other than as set out in this Agreement, it has duly obtained all authorizations, consents and approvals for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated do not and will not conflict with or result in a breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any Lien under, or breach or contravene any of the provisions of, its constating documents or any shareholders' or directors' resolution, or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws relating to the Vendor;

4.3. this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws of general application affecting the enforcement of

rights of creditors generally, and subject further to the qualification that rights to indemnity and waiver may be limited by Applicable Laws;

4.4. there is no Person acting or, to the Knowledge of the Vendor, purporting to act at its request, who is entitled to any brokerage or finders fee from the Purchaser in connection with the transactions contemplated herein;

4.5. it has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets, has not had any encumbrancer take possession of any of its assets or properties and has not had any execution or distress become enforceable or become levied upon any of its assets or properties;

4.6. except as disclosed in **Schedule 1.1 (pp)**, (i) the Vendor is the sole owner and holder of record of the Property and has all right, title and interest to the Property, free and clear of any and all Liens, except for such servitudes which do not materially adversely affect the use or value of the Property, (ii) the Property does not encroach on any land not owned by the Vendor, and there are no unregistered agreements or rights entered into by the Vendor or any other Person which affect title to the Property, (iii) no notice of a public taking or expropriation has been received by the Vendor or, to the Knowledge of the Vendor, is threatened regarding the Property or any portion thereof, and (iv) the uses to which any portion of the Property has been put are not in breach or violation in any respect of any Applicable Law, covenant, governmental restriction or official plan, municipal or otherwise;

4.7. all the Mining Rights are registered, in all appropriate registers in order to be enforceable against third parties, in the name of the Vendor and all rights, royalties and rents required to be paid under any Applicable Law relating to the East Amphi Property have been paid as of the date hereof and, where work is required to have been completed under any Applicable Law relating to the East Amphi Property, to the Knowledge of the Vendor, such work has been carried out as of the date hereof to the satisfaction of the MRN, or such other authority as may be applicable;

4.8. other than this Agreement, the Prior Royalties and the NSR Royalty, there are no other agreements, adverse interests or options to acquire or purchase the Property or any portion thereof or any right, title or interest therein and, with the exception of the Radium Nord block of claims listed in **Schedule A**, no Person has any proprietary or possessory interest in the Property other than the Vendor;

4.9. subject only to the rights of any Governmental Body having jurisdiction, the Prior Royalties and the NSR Royalty, no Person is entitled to any royalty or other payment in the nature of rent or royalty or net profits interest on any minerals, metals or concentrates or any other such products removed or produced from the East Amphi Property;

4.10. the condition of the East Amphi Property is in material compliance with all Applicable Laws, including in respect of any Environmental and Mining Laws as such laws relate to the East Amphi Property;

4.11. there are no outstanding, pending or, to the Knowledge of the Vendor, threatened, actions, suits or claims affecting or in respect of the Property or any part thereof, including in respect of any Environmental Liabilities related to the Property;

4.12. the Mining Rights have been properly staked or otherwise properly constituted and are valid and in good standing as at the date hereof under all Applicable Laws and are in full force and effect and shall not be terminated or otherwise materially adversely affected by reason of the acquisition of the Mining Rights by the Purchaser hereunder;

4.13. it has not received any notice of and is not aware of any facts or circumstances that could materially affect the Property or the use thereof;

4.14. the Mining Rights are properly and accurately described in **Schedule A** hereto, which **Schedule A** contains a complete and accurate list of all Mining Rights comprising the Property and their respective expiry dates, and all such Mining Rights have been renewed, without any further action required, until the respective expiry dates set forth therein;

4.15. except as provided for by Applicable Laws, there are no material Contracts, non-governmental prohibitions, covenants or indemnities affecting the Property;

4.16. to the Knowledge of the Vendor, there are no outstanding material obligations to any Person in respect of which the Purchaser may be liable either on or after the completion of the transactions contemplated by this Agreement (including the rights, royalties and rents mentioned in Section 4.7 and the Property Taxes, assessments, rentals, levies and other payments mentioned in Section 4.17);

4.17. all Property Taxes, assessments, rentals, levies or other payments relating to the Property (including any rent payable under the Mining Lease) that are required to be made to any Governmental Body have been made;

4.18. the Vendor is acquiring the Payment Shares pursuant to Section 3.1.3 and the Osisko Shares pursuant to Section 3.1.4 as principal for its own account, and not for the benefit of any other person, and the Vendor understands that all such

securities have a hold period of four months from their date of issue under Applicable Laws during which they cannot be sold or otherwise transferred other than pursuant to applicable exemptions from the prospectus requirements of such laws (the "**Statutory Hold Period**") and the certificates evidencing such securities will bear a legend to that effect;

4.19. other than pursuant to this Agreement, it has not granted any Person access to or the right to enter upon and explore or investigate the mineral potential of the East Amphi Property;

4.20. to the Knowledge of the Vendor, no written notice, citation, summons or order has been issued, no written complaint has been filed, no written penalty has been assessed and no environmental or mining investigation or review is pending by any Governmental Body with respect to (i) any alleged violation pursuant to any Environmental and Mining Laws related to the East Amphi Property, (ii) any alleged failure to hold any applicable Environmental Permits or Mining Rights required under any Environmental and Mining Laws related to the East Amphi Property, or (iii) any alleged failure to comply with any Environmental Permits or Mining Rights;

4.21. to the Knowledge of the Vendor, all past and current operations carried out on the East Amphi Property have been conducted and are currently being conducted in material compliance with Applicable Laws;

4.22. the Vendor has all material Environmental Permits and Mining Rights which are required under all Environmental and Mining Laws for the exploration, development, management and operation of the East Amphi Property as currently or previously carried out on or conducted by the Vendor;

4.23. to the Knowledge of the Vendor, there are no acts or circumstances that could reasonably be expected to give rise to any civil, administrative or criminal proceeding regarding the Release or presence of Hazardous Substances on the East Amphi Property, or off-site of or onto the East Amphi Property where the Vendor has disposed or arranged for the disposal of materials or products arising from exploration, development or any Mining Operation on the East Amphi Property in violation of any Environmental and Mining Laws;

4.24. the Vendor has maintained all material environmental and operating documents and records in its possession relating to the East Amphi Property and in respect of the exploration, development, management and operation of the East Amphi Property in the manner and for the time periods required by any Environmental and Mining Laws; and

4.25. no active or, to the Knowledge of the Vendor, inactive underground storage tanks are located on, in or under the East Amphi Property other than in compliance with Environmental and Mining Laws.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Vendor that:

5.1. it is duly incorporated, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation, with the full corporate power to own all of its assets and to carry on its business as presently carried on, and has made all necessary filings under all Applicable Laws to which it is subject;

5.2. it has duly obtained all corporate and regulatory authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated do not and will not conflict with or result in a breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any Lien under, or breach or contravene any of the provisions of, its constating documents or any shareholders' or directors' resolution, or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws relating to the Purchaser;

5.3. this Agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms subject to bankruptcy, insolvency and other laws of general application affecting the enforcement of rights of creditors generally, and subject further to the qualification that rights to indemnity and waiver may be limited by Applicable Laws;

5.4. there is no Person acting or purporting to act at its request who is entitled to any brokerage or finders fee from the Vendor in connection with the transactions contemplated herein;

5.5. all necessary corporate action has been taken or will have been taken prior to the Closing Date by the Purchaser so as to validly issue, sell and deliver the Payment Shares and Osisko Shares to the Vendor on the Closing Date and upon issuance in accordance with the terms hereof, the Payment Shares and Osisko Shares will be validly issued and outstanding as fully paid and non-assessable;

5.6. the distribution of the Payment Shares and Osisko Shares to the Vendor on the Closing Date will be exempt from the registration and prospectus requirements under Securities Laws, and no prospectus will be required to be filed, any proceeding taken or any approval, permit, consent or authorization obtained under the Securities Laws to permit any such distribution, except for the filing by the Purchaser, within the prescribed time periods for doing so, of the required report of such distributions with the Autorité and the payment by the Purchaser of applicable fees related thereto;

5.7. its common shares are listed on the TSX Venture Exchange and the TSX Venture Exchange has conditionally approved the listing of the Payment Shares and Osisko Shares subject to the fulfillment of the conditions contained in such approval;

5.8. it has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed over any part of its assets, has not had any encumbrancer take possession of any of its assets or properties and has not had any execution or distress become enforceable or become levied upon any of its assets or properties;

5.9. the audited annual financial statements of the Purchaser for the year ended December 31, 2006 and the unaudited interim consolidated financial statements of the Purchaser for the first quarter ended March 31, 2007, including the notes thereto, were prepared in accordance with Canadian generally accepted accounting principles consistently applied throughout the periods covered thereby and, subject to annual year end adjustments in the case of the unaudited interim financial statements, accurately and fairly present in all material respects the revenues, expenses, profits or losses, assets, liabilities (contingent or otherwise), shareholder's equity, cash flows, results of operations, financial condition and position and changes in financial condition and position of the Company, as applicable, as at the dates thereof and for the periods covered thereby;

5.10. the information and statements contained in (i) its Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2006 and for the first quarter ended March 31, 2007 and (ii) its Management Proxy Circular dated May 31, 2007 when filed, were true and correct in all material respects and contained no untrue statement of a material fact and did not omit to state a material fact that was required to be stated or omit to state a material fact that was necessary to be stated in order for the statement not to be misleading or that was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

5.11. since the date of its last audited financial statements, it has (i) carried on its enterprise in the normal course of business, in accordance with Applicable Laws in all material respects, and (ii) has not suffered any material adverse effect on its properties, assets, operations, business or financial position which has not been publicly disclosed;

5.12. it has inspected the Equipment and is satisfied that the Equipment has been properly maintained and is in good working order for the purposes of ongoing operation or use in the ordinary course of business, subject to ordinary wear and tear for equipment of comparable age; and

5.13. it has received a copy of the Rehabilitation and Restauration Plan and is satisfied with same.

6. AGREEMENTS AND COVENANTS

6.1. Each of the Purchaser and the Vendor:

6.1.1 acknowledges and agrees that: (A) the other Party to which its Representations are made hereby is entering into this Agreement relying upon such Representations and the correctness of each such Representations is a condition upon which such other Party is relying upon entering into this Agreement; (B) any condition in favour of a Party may be waived in whole or in part solely by such Party in writing without prejudice to its rights in respect of any other condition; (C) no waiver of any condition shall constitute or be construed as a release of any liability for a misrepresentation or for a failure to perform any covenant or other agreement, except to the extent stated in an express waiver in writing of such liability; and (D) no investigations made by or on behalf of a Party at any time shall (regardless of the results of such investigation) have the effect of waiving, diminishing the scope of or otherwise affecting any such Representation provided hereunder; and (E) subject to Section 6.1.2, all covenants and other agreements of the Parties contained herein shall survive the completion of the transactions contemplated herein and, notwithstanding such completion, shall continue in full force and effect for the benefit of the relevant Party in accordance with the terms of this Agreement and for the relevant periods provided for in the relevant sections of this Agreement.

6.1.2 the Representations contained in this Agreement or any certificate or other document delivered or given pursuant hereto shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of a Party or any knowledge by a Party of any inaccuracy in or breach of such Representations, shall continue in full force and effect for the benefit of the Parties for a period of eighteen (18) months from the Closing Date, except:

i. any Representation in respect of which a claim based on fraud is made shall be unlimited as to duration;

ii. the Representations made in Sections 4.1 to 4.3 and 5.1 to 5.3 shall be unlimited as to duration; and

iii. the Representations made in respect of Taxes, including those made in Section 4.17 shall continue until thirty (30) Business Days following the

expiration of all applicable periods of limitations (including any extensions) under all Applicable Laws with respect to Taxes.

The Parties hereby acknowledge that this Section 6.1.2 shall not in any way limit the duration of indemnification obligations of the Vendor and the Purchaser which are otherwise specifically provided elsewhere in this Agreement.

6.2. The Vendor covenants and agrees to:

6.2.1 make available to the Purchaser all drill core and technical data concerning the Property from its technical databases in written and electronic form, including all maps, reports, results of surveys, drilling and other reports or technical information, all documents pertaining to Property Taxes, written warranties or guaranties, Contracts and all other written documents pertaining to the Mining Rights and the Equipment which are in its possession;

6.2.2 without prejudice to the indemnity under Section 6.3, execute all of its work with respect to the closure of the mine located on the East Amphi Property, as set out in **Schedule 6.2.2** hereof by July 31, 2007 or by such other date as the Parties may agree (the "**Mine Closure**"); and

6.2.3 pay to the Purchaser a one-time cash payment (the "**One-Time Payment**") equal to the amount, if any, by which the Rehabilitation Costs incurred by the Purchaser in connection with the Rehabilitation and carried out within 6 months following the date on which Mine Closure is attained (the "**6 Months Rehabilitation Costs**"), exceed $300,000. The Vendor shall deliver the One-Time Payment to the Purchaser within 30 days of receipt from the Purchaser of all invoices pertaining to the 6 Months Rehabilitation Costs. The Parties agree that all Rehabilitation Costs incurred in connection with the Rehabilitation carried out after the date which is 6 months following the date on which Mine Closure is attained shall be the sole responsibility of the Purchaser.

6.3. The Vendor further covenants and agrees to indemnify the Purchaser and to keep the Purchaser harmless of any Loss pertaining to (A) any breach of Environmental and Mining Laws that the Vendor or its directors, officers, shareholders or employees shall have caused or which shall have occurred up to the Closing Date including any emission, discharge or dumping of Hazardous Substances into the Environment; (B) any inaccuracy of the Representations made by the Vendor herein; or (C) any failure by the Vendor to perform any covenant or undertaking pursuant to this Agreement; provided, however, that the aggregate liability of the Vendor for all such Losses suffered by the Purchaser shall not exceed the value of the Purchase Price, with the exception of any and all Environmental Liabilities with respect to the Property. For the purposes of this Section 6.3, the value of an Osisko Share shall be equal to the average closing price on the TSX Venture Exchange of the Purchaser's common shares for the five (5) trading days prior to the Closing Date.

6.4. Notwithstanding Section 6.3 but subject to Section 6.2.3, the Purchaser shall not be entitled to make a claim or demand and shall not be indemnified or held harmless by the Vendor for any Loss incurred as a consequence of a fault committed by the Purchaser or an agent of the Purchaser during the process of executing the Rehabilitation work to be performed by the Purchaser after Mine Closure or any change of use by the Purchaser of the East Amphi Property.

6.5. Any disclosure of information to the Purchaser (whether in the Representations made by the Vendor in this Agreement or otherwise) by the Vendor or any knowledge of the Purchaser (however obtained) shall not mitigate any liability of the Vendor pursuant to Section 6.3.

6.6. The Purchaser covenants and agrees to:

6.6.1 make arrangements for the acquisition of all Payment Shares (other than by way of redemption, acquisition by the Purchaser, or cancellation in any manner) from the Vendor within 15 days of the Closing Date (the "**Outside Repurchase Date**") for a cash payment of $5,000,000 (the "**Payment Shares Amount**"). Should the Purchase of the Payment Shares not be completed and payment therefore not be received by the Vendor on or prior to the Outside Repurchase Date, the Purchaser shall pay the Vendor, in addition to the Payment Shares Amount, additional cash payments (the "**Additional Payments**") equal to $100,000 each on the first day of each 30 day period following the Outside Repurchase Date, and will do so for as long as all Payment Shares have not been acquired by a purchaser. For greater certainty, the first Additional Payment, if applicable, shall be due and payable by the Purchaser to the Vendor on the date immediately following the Outside Repurchase Date;

6.6.2 (A) assume all liabilities and obligations of the Vendor pertaining to the Rehabilitation, including pursuant to the Rehabilitation and Restauration Plan, (B) on the Closing Date, provide to the MNR the guaranty required pursuant to Section 232.4 of the Mining Act, being an amount of $82,600 and (C) on or before July 31, 2007, complete, execute and file any document related to the aforementioned, including any documents required by the Vendor in order to obtain a certificate of liberation from the MNR pursuant to Section 232.10 of the Mining Act; and

6.6.3 have carried out by an independent third party chosen jointly by the Parties any characterization, Rehabilitation and environmental monitoring required under Environmental and Mining Laws in accordance with such laws with respect to the East Amphi Property.

6.7. The Purchaser further covenants and agrees to indemnify the Vendor and to keep the Vendor harmless of any notice, action, claim, demand or Loss pertaining to (A) any inaccuracy of the Representations made by the Purchaser

herein or (B) any failure by the Purchaser to perform any covenant or undertaking pursuant to this Agreement.

6.8. Any disclosure of information to the Vendor (whether in the Representations made by the Purchaser in this Agreement or otherwise) by the Purchaser or any knowledge of the Vendor (however obtained) shall not mitigate any liability of the Purchaser pursuant to Section 6.7.

6.9. Promptly upon obtaining knowledge thereof after Closing, the Vendor shall notify the Purchaser of any cause which the Vendor has determined has given or could give rise to indemnification under Section 6.7.

The omission to so notify the Purchaser shall not relieve the Purchaser from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to the extent that) the Purchaser has not been notified and such omission prejudices the ability of the Purchaser to exercise its right to defend or otherwise increases the amount to be indemnified, pursuant to Section 6.7.

The Purchaser shall not be permitted to compromise and settle or to cause a compromise and settlement of a claim which is the subject of Section 6.7 without the prior written consent of the Vendor which shall not be unreasonably withheld.

6.10. The Purchaser and the Vendor agree that this Section 6 shall be their sole remedy for (and shall govern) any action they may bring for damages arising pursuant to this Agreement and that the limitations of this Section 6 shall apply to any such action.

6.11. Promptly after the assertion by any third party of any claim, demand or notice thereof (a "**Third Party Proceeding**") against a Party hereto (the "**Indemnitee**") that results or may result in the incurrence of any notice, action, claim, demand or Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee will promptly notify the Party from whom such indemnification is or may be sought (the "**Indemnitor**") of such Third Party Proceeding. Such notice will also specify with reasonable detail (to the extent the information is reasonably available) the factual basis for the Third Party Proceeding, the amount claimed by the third party, or if such amount is not then determinable, a reasonable estimate of the likely amount of the claim by the Third Party. The failure to promptly provide such notice will not relieve the Indemnitor of any obligation to indemnify the Indemnitee, except to the extent such failure prejudices the Indemnitor.

Thereupon, the Indemnitor will have the right, upon written notice (the "**Defence Notice**") to the Indemnitee within 30 days after receipt by the Indemnitor of notice of the Third Party Proceeding (or sooner if such Third Party Proceeding

so requires) to conduct, at its own expense, the defence against the Third Party Proceeding in its own name or, if necessary, in the name of the Indemnitee.

The Defence Notice will specify the counsel the Indemnitor will appoint to defend such Third Party Proceeding (the "**Defence Counsel**"), and the Indemnitee will have the right to approve the Defence Counsel, which approval will not be unreasonably withheld. Any Indemnified Party will have the right to employ separate counsel in any Third Party Proceeding and/or to participate in the defence thereof, but the fees and expenses of such counsel will not be included as part of any claims or Losses incurred by the Indemnified Party unless (i) the Indemnitor failed to give the Defence Notice, (ii) such Indemnified Party has received an opinion of counsel, reasonably acceptable to the Indemnitor, to the effect that the interests of the Indemnified Party and the Indemnitor with respect to the Third Party Proceeding are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the Indemnitor has been specifically authorized by the Indemnitor. The Party conducting the defence of any Third Party Proceeding will keep the other Party apprised of all significant developments and will not enter into any settlement, compromise or consent to judgment with respect to such Third Party Proceeding unless the Indemnitor and the Indemnitee consent, which consent will not be unreasonably withheld.

6.12. The Vendor hereby acknowledges that the Purchaser will not continue the employment of any employees of the Vendor and will not assume any liability whatsoever in respect of any employees of the Vendor; provided, however, that the Purchaser will be, from and after the Closing Date, the successor to the Vendor under the collective agreement (the "**Collective Agreement**") between the Vendor and *Les métallurgistes unis d'Amérique*, locale 479 with a term of May 1, 2005 to April 30, 2008 pursuant to the provisions of applicable labour legislation and, from and after the Closing Date, will be bound by and observe all the terms, conditions, rights and obligations of the Vendor under the Collective Agreement. The Vendor hereby covenants and agrees to indemnify the Purchaser and to keep the Purchaser harmless of any Loss incurred or suffered by the Purchaser arising out of any claim made by any of the employees of the Vendor against the Purchaser relating to such employee's employment with the Vendor or the termination thereof. The indemnification covenant set out in the immediately preceding sentence shall only be applicable if the mine located on the East Amphi Property is not in Commercial Production prior to April 30, 2008, being the termination date of the Collective Agreement.

6.13. With respect to the transfer or re-issuance of the Environmental Permit for file number BNE 0021879 as described **Schedule 1.1(r)**, the Parties undertake to complete, execute and file with the MRN all required documents to request the transfer or re-issuance of said Environmental Permit from the Vendor to the Purchaser, or to the Purchaser, as the case may be; without limiting the

generality of the foregoing, the Purchaser will give all undertakings as may be required by the MRN and will be responsible for any costs associated with the transfer or re-issuance of such Environmental Permit, including any costs associated with any condition that may be imposed by the MRN upon the transfer or re-issuance of the said Environmental Permit. For greater certainty, the Parties agree that the Purchaser shall be responsible for applying for the transfer or re-issuance of Environmental Permit for file number BNE 0021879.

7. **NSR ROYALTY**

7.1. In consideration of the transfer and sale of the Property by the Vendor to the Purchaser, the Vendor shall be entitled to receive a royalty (the "**NSR Royalty**") of two percent (2%) of net smelter returns derived from those Mining Rights listed in **Schedule 7.1** (the "**NSR Mining Rights**") once there is output of product from operations relating to the NSR Mining Rights for a period of three months (the "**Commercial Production**"), the whole in accordance with the definition of Net Smelter Return set out in **Schedule 7.1**.

7.2. Notwithstanding Section 7.1, the Purchaser shall be relieved from liability to pay the NSR Royalty upon: (A) the sale, assignment or disposition of the NSR Mining Rights, subject to the provisions of Section 10.7 or (B) the cessation of Commercial Production from the NSR Mining Rights.

8. **PAYMENT OF NSR ROYALTY**

8.1. The NSR Royalty, if any, shall be payable to the Vendor in equal quarterly installments commencing at the end of the first full calendar quarter after the later of: (a) the Closing Date; and (b) the commencement of Commercial Production from the NSR Mining Rights.

8.2. The reasonably estimated amount of the NSR Royalty, if any, payable for each calendar quarter year shall be paid within 60 days after the end of the quarter year to which it relates and shall be accompanied by a statement for the quarter year in question. The balance, if any, of the NSR Royalty payable for a full calendar year shall be accompanied by a statement of the NSR Royalty for such year, duly certified by an independent chartered accountant appointed for such purpose. Any overpayment made in any year shall be deductible from payments due in any subsequent year(s).

8.3. With each NSR Royalty payment, the Purchaser will pay to the Vendor and the Vendor will collect from the Purchaser, the goods and services tax and Québec sales tax payable on the amount of the NSR Royalty pursuant to Part IX of the *Excise Tax Act* (Canada) and Part I of the *Act respecting the Québec Sales Tax*.

8.4. The Vendor shall not sell, assign, transfer or create or permit to arise any Lien on the NSR Royalty, except a sale thereof to a Royalty Purchaser pursuant to Section 8.5.

8.5. The Purchaser shall have a right of first refusal to purchase the Vendor's right, title and interest in the NSR Royalty as follows. The Vendor may only transfer, assign, convey or otherwise dispose of any part or all of the NSR Royalty (the "**Offered Royalty Interest**") to a bona fide arm's length purchaser (a "**Royalty Purchaser**") pursuant to a written offer from, or agreement with, such Royalty Purchaser (the "**Royalty Offer**"). Upon receipt of a Royalty Offer, the Vendor must provide the Purchaser with a written notice (the "**Royalty Offer Notice**"), clearly specifying the Offered Royalty Interest, the price at which the Vendor is prepared to sell the Offered Royalty Interest (the "**Royalty Price**"), any information within the Vendor's possession concerning the identity of the Royalty Purchaser, and a date and time for closing, which shall be during normal business hours on a day which shall be not less than 30 and not more than 45 days after the day of giving the Royalty Offer Notice. The Royalty Offer Notice shall be accompanied by a copy of the Royalty Offer. The Purchaser shall have the right to purchase the Offered Royalty Interest at the Royalty Price as specified in the Royalty Offer Notice if the Purchaser notifies the Vendor of its election to purchase the Offered Royalty Interest within 30 days after receiving the Royalty Offer Notice. If the Purchaser notifies the Vendor that it elects not to purchase the Offered Royalty Interest on the terms set out in the Royalty Offer Notice, or if the Purchaser does not respond within 30 days of its receipt of the Royalty Offer Notice, the Vendor may forthwith transfer the Offered Royalty Interest to the Royalty Purchaser at a price equal to or higher, but not lower, than the Royalty Price specified in the Royalty Offer Notice. If such transfer is not consummated between the Vendor and the Royalty Purchaser, then the provisions of this Section 8.5 will again apply to the NSR Royalty (or portion thereof) not so sold.

9. <u>CLOSING</u>

9.1. The purchase and sale of the Property pursuant to this Agreement will be completed (the "**Closing**") at the offices of the Purchaser's counsel in Montréal, Québec on June 29, 2007 or such other date as the Purchaser and Vendor may determine (the "**Closing Date**").

9.2. The Closing shall be conditional upon the following matters being satisfied at the Closing Time:

9.2.1 the execution and delivery of the Escrow Agreement in form and substance acceptable to the Purchaser and the Vendor;

9.2.2 the Cash Portion for Escrow shall be delivered by the Purchaser to the Escrow Agent in accordance with the Escrow Agreement;

9.2.3 the Vendor at its expense shall deliver to the Purchaser, among other documents, all in form and substance acceptable to the Purchaser acting reasonably:

(A) a title opinion from the Vendor's counsel with respect to the Mining Rights in form and substance acceptable to the Purchaser and to the Vendor;

(B) a legal opinion of counsel to the Vendor addressed to the Purchaser, to the effect that:

the Vendor is incorporated and existing under its jurisdiction of incorporation and that it has the corporate power to perform its obligations under this Agreement;

the execution and delivery by the Vendor of this Agreement does not, and the performance by the Vendor of the Vendor's obligations hereunder does not and will not contravene or result in a breach of or constitute a default under the articles or by-laws of the Vendor;

the Vendor has taken all necessary corporate action to authorize the execution and delivery of this Agreement; and

this Agreement constitutes a valid and legally binding obligation of the Vendor enforceable against it in accordance with its terms.

(C) the application form with respect to the transfer of the Mining Rights required for the registration of said transfer at the Mining Register (the "**Application Form**") duly completed by the Vendor;

(D) all necessary consents and waivers subject only to such terms and conditions as are acceptable to the Purchaser acting reasonably;

9.2.4 the Purchaser shall have paid in full all amounts due to any Governmental Body as may be demanded by them as a condition of granting the necessary consents to the transfer of the Property (including the Mining Lease and all other Mining Rights) and Environmental Permit for file number BNE 0021879;

9.2.5 the Purchaser, at its expense, shall deliver to the Vendor, among other documents, all in form and substance acceptable to the Vendor acting reasonably:

(A) a legal opinion of counsel to the Purchaser addressed to the Vendor, to the effect that:

the Purchaser is incorporated and existing under its jurisdiction of incorporation and that it has the corporate power to perform its obligations under this Agreement;

the execution and delivery by the Purchaser of this Agreement does not, and the performance by the Purchaser of the Purchaser's obligations hereunder does not and will not contravene or result in a breach of or constitute a default under the articles or by-laws of the Purchaser;

the Purchaser has taken all necessary corporate action to authorize the execution and delivery of this Agreement;

the Payment Shares and Osisko Shares have been duly authorized and issued as fully paid and non assessable;

the issue and delivery of the Payment Shares and Osisko Shares by the Purchaser in accordance with this Agreement have been effected in such a manner as to be exempt, either by statute, regulation, instrument or order, from the prospectus requirements of the Securities Laws and no other document will be required to be filed, no proceeding will be required to be taken and, no approval, consent, order or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the issue and delivery of the Payment Shares and Osisko Shares, except for the filing by the Purchaser of a completed report pursuant to Part 6 of Regulation 45-106 respecting prospectus and registration exemptions with the Autorité, together with any other documents related thereto and the applicable fees, within ten days of such issue and delivery; and

no prospectus will be required, no other document will be required to be filed, no proceeding will be required to be taken and no approval, consent, order or authorization of any regulatory authority will be required to be obtained under the Securities Laws to permit the first trade of the Payment Shares and the Osisko Shares provided that: (1) at the time of such trade, the Purchaser has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (2) at least the Statutory Hold Period has elapsed from the date of the issuance of the Payment Shares and the Osisko Shares, (3) the certificates representing the Payment Shares and the Osisko Shares are endorsed with the legend required pursuant to Regulation 45-102 respecting Resale of Securities ("**45-102**"), (4) the trade is not a "control distribution" as defined in 45-102, (5) no unusual effort is made to prepare the market or to create a demand for the securities subject to such trade, (6) no extraordinary commission or consideration is paid to a person or corporation in respect of such trade, (7) if the seller of the securities is an insider or officer (as those terms are defined in the Securities Laws) of the Purchaser, the seller has no reasonable grounds to believe that the Purchaser is in default of any of its

obligations under "securities legislation" (as that term is defined in National Instrument 14-101 – Definitions);

(B) a conditional approval from the TSX Venture Exchange with respect to the listing of the Payment Shares and the Osisko Shares in accordance with the terms and conditions of this Agreement;

9.2.6 Environmental Permit for file number BNE 0021879 shall have been transferred, issued or re-issued in favour of the Purchaser; and

9.2.7 there shall be no injunction, restraining order or decree of any nature of any court or Governmental Body of any nature or any court or governmental agency of competent jurisdiction that is in effect that restrains or prohibits the Closing or the acquisition of the Property by the Purchaser.

10. **GENERAL**

10.1. On the Closing Date, the Mining Rights and the Equipment shall be transferred to the Purchaser. The transfers shall be recorded at the Purchaser's cost and expense.

10.2. Each Party shall be responsible for its own legal, accounting and other expenses incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the completion of the transactions contemplated hereby.

10.3. Each of the Parties shall from time to time after the Closing at the other's request and expense and without further consideration, execute, acknowledge and deliver such other acts, deeds, documents, assignments, transfers, powers of attorney and assurances and take such further actions as the other may reasonably require to more effectively complete any matter provided for in this Agreement.

10.4. The Vendor declares being registered under Part IX of the *Excise Tax Act* (Canada) ("**ETA**") and under *An Act Respecting the Québec Sales Tax* ("**QSTA**") under numbers 104486618 and 1001463329 respectively. The Purchaser declares being registered under Part IX of the ETA and under the QSTA under numbers 104016274 and 1001836834 respectively.

10.5. This Agreement constitutes with the Escrow Agreement the entire agreement between the Parties with respect to the subject matters thereof and, except as stated herein and in the instruments and documents executed and delivered pursuant hereto, contains all of the Representations and supersedes all prior agreements, understandings, negotiations and discussions of the Parties.

10.6. Any notice or other communication hereunder shall be in writing and shall be properly given by the delivery thereof to its addressee either personally or by prepaid courier service, registered mail, or facsimile at the addresses below:

<u>If addressed to the Vendor:</u>

110 avenue Principale
Rouyn-Noranda, Québec J9X 4P2
Fax: (819) 797-0166

Attention: Martin Rivard, President and CEO

with a copy to:

McCarthy Tétrault LLP
1000, de la Gauchetière West, Suite 2500
Montréal, Québec H3B 0A2
Fax: (514) 875-6246

Attention: Mtre George Maziotis

<u>If addressed to the Purchaser:</u>

2140 St-Mathieu
Montréal, Québec H3H 2J4
Fax: (514) 933-3290

Attention: Robert Wares, Executive Vice-President and COO

With a copy to:

Lavery, de Billy LLP
1, Place Ville Marie, Suite 4000
Montréal, Québec H3B 4M4
Fax: (514) 871-8977

Attention: Mtre René Branchaud

Any notice or communication so given shall be deemed to have been received at the time of its delivery if delivered personally or by courier service, on the Business Day following its dispatch if sent by telecopier or on the fifth (5th) Business Day following its mailing if sent by registered mail.

Each Party and others mentioned above may change its address for the purpose of sending notices or communications by giving notice to the others in the manner provided in Section 10.6.

10.7. Except as otherwise set forth herein, this Agreement and its rights hereunder are non-assignable by either of the Parties without the other Party's prior written consent. Furthermore, the Purchaser shall never assign or transfer any interest in the Property (which restriction shall not, for greater certainty, prohibit the creation of any Lien) before any such assignee or transferee enters into a written agreement in favour of the Vendor or any successor thereof agreeing to be bound by the NSR Royalty on the same terms and conditions as et out in Sections 7 and 8 of this Agreement (to the extent applicable to the interest in the Property so assigned or transferred).

10.8. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

10.9. Time shall be of the essence of this Agreement.

10.10. This Agreement may not be amended except by written agreement of the Parties.

10.11. No waiver, whether in writing, by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision hereof nor to constitute a continuing waiver unless otherwise stated in writing by the Party to be bound thereby.

10.12. The Parties hereby acknowledge that it is their express wish that this Agreement and all documents related thereto be drawn up only in the English language; *les Parties reconnaissent qu'il est de leur volonté expresse que la présente convention et tous les documents s'y rapportant soient rédigés en langue anglaise seulement.*

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